Exhibit 4.18

DATED 24 MAY 2013

ERIKUB SHIPPING COMPANY INC.
WOTHO SHIPPING COMPANY INC.
(as Borrowers)

- and –
DNB BANK ASA
THE EXPORT-IMPORT BANK OF CHINA
(as Lenders)

- and –
DNB BANK ASA
THE EXPORT-IMPORT BANK OF CHINA
(as Arrangers)

- and -
DNB BANK ASA
(as Agent)

- and —
DNB BANK ASA
(as Swap Provider)

- and -
DNB BANK ASA
(as Security Agent)

US$30,000,000 SECURED LOAN AGREEMENT Hull nos. H2528 & H2529

[LOGO]
STEPHENSON HARWOOD

CONTENTS

		Page

1	Definitions and Interpretation	2

2	The Loan and its Purpose	15

3	Conditions of Utilisation	15

4	Advance	17

5	Repayment	17

6	Prepayment	18

7	Interest	19

8	Indemnities	22

9	Fees	27

10	Security and Application of Moneys	27

11	Representations	32

12	Undertakings and Covenants	35

13	Events of Default	45

14	Assignment and Sub-Participation	51

15	The Agent, the Security Agent and the Lenders	53

16	Set-Off	63

17	Payments	63

18	Notices	65

19	Partial Invalidity	67

20	Remedies and Waivers	67

21	Joint and several liability	67

22	Miscellaneous	69

23	Law and Jurisdiction	70

LOAN AGREEMENT

Dated: 24 MAY 2013

BETWEEN:

(1)
ERIKUB SHIPPING COMPANY INC. ("Erikub") and WOTHO SHIPPING COMPANY INC. ("Wotho"), each a company incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (together the "Borrowers" and each a "Borrower") jointly and severally; and

(2)
the banks listed in Schedule 1, Part I (The Lenders and the Commitments), each acting as lender through its office at the address indicated against its name in Schedule 1, Part I (together the "Lenders" and each a "Lender"); and

(3)
the banks listed in Schedule 1, Part II (The Arrangers), each acting as arranger through its office at the address indicated against its name in Schedule 1, Part II (together the "Arrangers" and each an "Arranger"); and

(4)	DNB BANK ASA, acting as bookrunner and agent through its office at 20 St. Dunstan's Hill, London EC3R 8HY, England (in that capacity the "Agent"); and

(5)	DNB BANK ASA, acting as swap provider through its office at 20 St. Dunstan's Hill, London EC3R 8HY, England (in that capacity the "Swap Provider"); and

(6)	DNB BANK ASA, acting as security agent through its office at 20 St. Dunstan's Hill, London EC3R 8HY, England (in that capacity the "Security Agent").

WHEREAS:

(A)	Each Borrower has agreed to purchase the relevant Vessel from the Builder on the terms of the relevant Building Contract and intends to register that Vessel under an Approved Flag.

(B)
Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments) up to the Maximum Loan Amount in two (2) Tranches to assist the Borrowers to finance part of the acquisition cost of the Vessels.

IT IS AGREED as follows:

1           Definitions and Interpretation

1.1	In this Agreement:

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Approved Brokers" means together, H. Clarkson and Company Ltd of London, England, Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, R.S. Platou Shipbrokers of Oslo, Norway, Braemar Seascope of London, England, Galbraiths Limited of London, England, Simpson Spence & Young of London, England and any other independent firm of shipbrokers nominated by the Borrowers and approved by the Agent and "Approved Broker" means any one of them.

"Approved Flag" means, in respect of each Vessel, the flag of the Hellenic Republic or any other flag acceptable to the Agent acting on the instructions of the Majority Lenders.

"Assignments" means the first priority deeds of assignment from the Borrowers referred to in Clause 10.1.2 (Security Documents).

"Availability Termination Date" means (a) in respect of the Erikub Vessel, the date falling on the earlier of (i) the relevant Delivery Date and (ii) 31 January 2014 and (b) in respect of the Wotho Vessel, the date falling on the earlier of (i) the relevant Delivery Date and (ii) 31 March 2014, or in each case, such later date as all the Lenders may in their discretion agree.

"Break Costs" means all sums payable by the Borrowers from time to time under Clause 8.3 (Break Costs).

"Builder" means (a) China Shipbuilding Trading Company Limited, a company incorporated under the laws of the People's Republic of China with its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People's Republic of China and (b) Jiangnan Shipyard (Group) Co. Ltd., a company incorporated under the laws of the People's Republic of China with its registered office at 988 Changxing

Jiangnan Road, Changxing District, Changning County, Shanghai 201913, the People's Republic of China.

"Building Contracts" means the building contracts each dated 28 May 2012 made between the Builder and the respective Borrower on the terms and subject to the conditions of which the Builder has agreed to construct the Vessels for, and deliver the Vessels to, the Borrowers respectively and "Building Contract" means either one of them.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Athens and Beijing.

"Charter" means in respect of each Vessel any time charter and/or contract of employment, with a period of duration of more than twelve (12) months (or which is capable of exceeding twelve (12) months duration (inclusive of any extension options)), in respect of that Vessel entered or to be entered into between the relevant Borrower (as owner) and a charterer and "Charters" means all of them.

"Commitment" means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and "Commitments" means more than one of them.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Contract Price" means, the purchase price in respect of each Vessel in the amount of twenty nine million Dollars ($29,000,000) as evidenced by the relevant Building Contract.

"Credit Support Document" means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

"Credit Support Provider" means any person (other than a Borrower) described as such in the Master Agreement.

"Currency of Account" means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Deeds of Covenants" means the deeds of covenants referred to in Clause 10.1.1 (Security Documents).

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means the date of actual delivery of a Vessel to a Borrower under a Building Contract which in respect of the Erikub Vessel, is expected to take place on 31 October 2013 and in respect of the Wotho Vessel, on 31 December 2013.

"Diana" means Diana Shipping Services S.A., a company incorporated under the laws of the Republic of Panama with its registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama, Republic of Panama, having its established office in Greece at Pendelis 16, 175 64 Palaio Faliro, Athens, Greece pursuant to the provisions of Greek Law 27/1975.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which the relevant Tranche is advanced under Clause 4 (Advance).

"Drawdown Notice" means a notice substantially in the form set out in Schedule 4 (Form of Drawdown Notice).

"Earnings" means (i) all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel and (ii) to the extent not included in (i) above) all rights, title, interest and benefits of any Charter.

"Earnings Accounts" means the bank accounts to be opened in the name of the Borrowers with the Security Agent and designated "Erikub Shipping Company Inc. Earnings Account" and "Wotho Shipping Company Inc. — Earnings Account" respectively, and "Earnings Account" means either one of them.

"Earnings Account Charges" means the deeds of charge referred to in Clause 10.1.4 (Security Documents) and "Earnings Account Charge" means either one of them.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Laws" means all local, state, provincial, federal, state local, foreign and international laws, regulations, treaties and conventions (including any amendments and/or protocols thereto) for the time being in force pertaining to the pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and all or any part of navigable waters, waters of the contiguous zone, ocean waters and international waters (howsoever called)), including laws, regulations, treaties and conventions (including any amendments and/or protocols thereto) for the time being in force.

"Event of Default" means any of the events or circumstances set out in Clause 13.1 (Events of Default).

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"Fair Market Value" means the market value of a Vessel calculated in accordance with Clause 10.12 (Fair Market Value determination).

"Final Maturity Date" means, the earlier of (a) the fifth (5th) anniversary of the Delivery Date of the relevant Vessel and (b) 31 March 2019 or such later date as the Lenders may agree in writing at their discretion.

"Finance Documents" means this Agreement, the Master Agreement, the Security Documents and any other document designated as such by the Agent and the Borrowers and "Finance Document" means any one of them.

"Finance Parties" means the Agent, the Arrangers, the Security Agent, the Swap Provider, the Arrangers and the Lenders and "Finance Party" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed or raised and debit balances at banks;

(b)           any acceptance or documentary credit facilities;

(c)	any bond, note, debenture, loan stock or similar debt instrument;

(d)	any finance leases and hire purchase contracts;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	swaps, forward exchange contracts, futures and other derivatives;

(g)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (b) to (g) above; and

(h)	guarantees in respect of indebtedness of any person falling within any of (a) to (h) above.

"GAAP" means generally accepted accounting principles in the United States of America.

"Guarantee" means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

"Guarantor" means Diana Shipping Inc., a company incorporated under the laws of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ME 96960 and/or (where the context permits) any other person who shall at any time during the Facility Period gives to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"Group" means the Guarantor and its Subsidiaries from time to time (including, but not limited to, the Borrowers) but always excluding Diana Containership Inc. of the Republic of the Marshall Islands and its own Subsidiaries from time to time during the Facility Period and "member of the Group" shall be construed accordingly.

"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premia.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.7 (Accrual and payment of interest).

"Interest Period" means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7 (Interest).

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for a Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"LIBOR" means:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Loan" means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than eighty per cent (80%) of the aggregate of all the Commitments.

"Management Agreements" means the agreements for the commercial and/or technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Managers and "Management Agreement" means either one of them.

"Managers" means Diana or such other commercial and/or technical managers of the Vessels controlled by the Guarantor as nominated by the Borrowers and approved by the Agent.

"Managers' Undertakings" means the letters of undertaking in respect of the Vessels referred to in Clause 10.1.7 (Security Documents) and "Managers' Undertaking" means either one of them.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 3 (Calculation of Mandatory Cost).

"Margin" means three per cent (3%) per annum.

"Master Agreement" means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrowers during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

"Master Agreement Benefits" means all benefits whatsoever of the Borrowers under or in connection with the Master Agreement including, without limitation, all moneys payable to the Borrowers under the Master Agreement and all claims for damages in respect of any breach by the Swap Provider of the Master Agreement.

"Master Agreement Charge" means the deed of charge referred to in Clause 10.1.6 (Security Documents).

"Maximum Tranche Amount" means:-

(a)
in respect of Tranche A, an amount not exceeding the lesser of (i) fifteen million Dollars ($15,000,000) and (ii) sixty per cent (60%) of the Fair Market Value of the Erikub Vessel on the basis of the valuations to be obtained by the Agent pursuant to Clause 3.1 (Conditions precedent); and

(b)
in respect of Tranche B, an amount not exceeding the lesser of (i) fifteen million Dollars ($15,000,000) and (ii) sixty per cent (60%) of the Fair Market Value of the Wotho Vessel on the basis of the valuations to be obtained by the Agent pursuant to Clause 3.1 (Conditions precedent);.

"Maximum Loan Amount" means an aggregate amount not exceeding thirty million Dollars ($30,000,000).

"Mortgages" means the preferred or statutory (as the context shall require) mortgages referred to in Clause 10.1.1 (Security Documents) together with the Deeds of Covenants (if applicable) and "Mortgage" means either one of them.

"Negative Share Pledges" means the negative pledges of shares referred to in Clause 10.1.5 (Security Documents) and "Negative Share Pledge" means either one of them.

"Original Financial Statements" means the audited consolidated financial statements of the Borrowers and the Guarantor for the financial year ended 31 December 2012.

"Permitted Encumbrance" means (a) any Encumbrance which has been disclosed in writing to, and approved in writing by, the Agent on the date of this Agreement, or (b) any Encumbrance in favour of the Security Agent pursuant to the Finance Documents, or (c) any lien on a Vessel for master's, officer's or crew's wages outstanding in the ordinary course of trading, or (d) any lien for salvage, or (e) any ship repairer's or outfitter's possessory lien on a Vessel for a sum not (except with the prior written consent of the Agent) exceeding two million Dollars ($2,000,000), or (f) any other liens incurred in the ordinary course of business by operation of law and securing Borrowers' overdue obligations of no longer than thirty (30) days from the date of their occurrence.

"Pledgor" means the Guarantor in its capacity as pledgor and shareholder in the Borrowers.

"Proportionate Share" means, at any time, the proportion which a Lender's Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

"Reference Banks" means, in relation to LIBOR, the principal London offices of DNB BANK ASA or such other banks as may be appointed by the Agent in consultation with the Borrowers.

"Relevant Documents" means the Finance Documents, the Building Contracts, the Charters , the Shareholder Letter and the Management Agreements.

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Tranches).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1 (Repayment of Tranches).

"Requisition Compensation" means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on page LIBOR 01 of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

"Security Amount" means the amount of the Loan and the amount certified by the Swap Provider to be the amount which would be payable by the Borrowers to the Swap Provider under the Master Agreement if an Early Termination Date were to occur at that time.

"Security Documents" means the Mortgages, the Deeds of Covenants (if applicable), the Assignments, the Guarantee, the Earnings Account Charges, the Negative Share Pledges, the Master Agreement Charge, the Managers Undertakings, any other Credit Support Documents and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrowers, the Guarantor, the Pledgor, the Managers, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"Shareholder" means the person identified in the Shareholder Letter.

"Shareholder Letter" means the letter from the Shareholder addressed to the Agent at the date of this Agreement.

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

"Subsidiaries" means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and "Subsidiary" means any one of them.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b) above), unless that Vessel is released and returned to the possession of the relevant Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Tranches" means Tranche A and Tranche B and "Tranche" means either one of them.

"Tranche A" means an amount of the Loan advanced or to be advanced by the Lenders to the Borrowers not exceeding the relevant Maximum Tranche mount or, where the context permits, the amount thereof advanced and for the time being outstanding.

"Tranche B" means an amount of the Loan advanced or to be advanced by the Lenders to the Borrowers not exceeding the relevant Maximum Tranche Amount or,

where the context permits, the amount thereof advanced and for the time being outstanding.

"Transaction" means a transaction entered into between the Swap Provider and the Borrowers governed by the Master Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to any Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

"Vessels" means the two approximately 76,000 dwt bulk carriers and everything now or in the future belonging to them on board and ashore, to be constructed by the Builder with the Builder's hull numbers set out below for the respective Borrowers set out below on the terms of the Building Contracts and, on delivery to the Borrowers, intended to be registered under an Approved Flag in the ownership of the respective Borrower and "Vessel" means either one of them:

Hull Number	Borrower	Scheduled delivery date
H2528 (the "Erikub Vessel")	Erikub	31 October 2013
H2529(the	Wotho	31 December 2013

"Wotho Vessel")

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to "indebtedness" include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to any Finance Party include its successors, transferees and assignees;

1.2.10	a time of day (unless otherwise specified) is a reference to London time.; and

1.2.11	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the date of this Agreement.

2           The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan not exceeding the Maximum Loan Amount.

2.2
Finance Parties' obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3           Conditions of Utilisation

3.1
Conditions precedent The Borrowers are not entitled to have a Tranche advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), save that references in Section 2 of that Part I to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Tranche if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default has occurred or would result from the advance of that Tranche;

3.2.2	the representations made by the Borrowers under Clause 11 (Representations) are true in all material respects; and

3.2.3
no event or series of events has occurred which, in the opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

3.3
Tranche limit The Lenders will only be obliged to advance a Tranche if that Tranche will not be in excess of the relevant Maximum Tranche Amount nor increase the Loan to a sum in excess of the Maximum Loan Amount.

3.4
Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on the relevant Drawdown Date or, on such other later date as the Agent may agree in its discretion, the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent), save that references in that Part II to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5
No waiver If the Lenders in their sole discretion agree to advance a Tranche to the Borrowers before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent (acting on the instructions of all the Lenders).

The advance of a Tranche under this Clause 3.5 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance acceptable to the Agent; and

3.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4           Advance

4.1
Drawdown Request The Borrowers may request a Tranche to be advanced in one amount on any Business Day prior to the relevant Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not fewer than six (6) Business Days before the proposed Drawdown Date and any undrawn part of a Tranche shall be cancelled and shall not be available for borrowing by the Borrowers on the earlier of (a) the relevant Drawdown Date, once the Tranche has been advanced and (b) the relevant Availability Termination Date. Any such Drawdown Notice shall be signed by authorised signatories of the Borrowers and, once delivered, is irrevocable.

4.2
Lenders' participation Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice (and, in the case of The Export-Import Bank of China only, such notification shall be sent by the Agent via authenticated swift message), following which each Lender shall advance its Proportionate Share of the relevant Tranche to the Borrowers through the Agent on the relevant Drawdown Date.

5           Repayment

5.1
Repayment of Tranches The Borrowers agree to repay each Tranche to the Agent for the account of the Lenders by twenty (20) consecutive quarterly instalments, the first nineteen (19) such instalments each in the sum of two hundred and fifty thousand Dollars ($250,000) and the twentieth (20th) and final instalment in the sum of ten million two hundred and fifty thousand Dollars ($10,250,000) (comprising an instalment in the sum of two hundred and fifty thousand Dollars ($250,000) and a balloon payment of ten million Dollars ($10,000,000) (the "Balloon")), the first instalment falling due on the date which is three (3) calendar months after the relevant Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter with the final instalment in respect of each Tranche, together with any other amounts then outstanding under the Indebtedness, falling due not later than the relevant Final Maturity Date.

5.2
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers under a Tranche is less than fifteen million Dollars ($15,000,000), the amount of each Repayment Instalment (including the Balloon) in respect of that Tranche shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6           Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Commitment:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, such Lender's Commitment (to the extent not already advanced) will be immediately cancelled; and

6.1.3
the Borrowers shall repay a sum equal to such Lender's Commitment (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata.

6.2
Voluntary prepayment of Tranches The Borrowers may prepay the whole or any part of a Tranche (but, if in part, being an amount that reduces that Tranche by a minimum amount of five hundred thousand Dollars ($500,000) or an integral multiple thereof) subject as follows:

6.2.1	they give the Agent not less than ten (10) Business Days' prior written notice;

6.2.2	no prepayment may be made until after the relevant Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Tranches) pro rata, including the relevant Balloon.

6.3
Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or on the earlier of the date falling one hundred and twenty (120) days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, prepay the whole of the outstanding Indebtedness in respect of the Tranche for the Vessel in question.

6.4
Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7           Interest

7.1
Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3) months' duration or such other duration as may be agreed between the Borrowers and the Lenders not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question.

7.2
Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date or (if a Tranche is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin (b) LIBOR and (c) the Mandatory Cost, if any.

7.6
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.7
Default interest If (a) a Borrower fails to pay any amount payable by it under a Finance Document on its due date or (b) an Event of Default has occurred and is continuing and notice has been given to the Borrowers, interest shall accrue on the overdue amount or on the amount of the Loan respectively from the due date or the date of the notice respectively up to the date of actual payment (both before and after judgment) or the date of remedy of the Event of Default to the Agent's full satisfaction at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment or Event of Default, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.7 shall be immediately payable by that Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8
Alternative interest rate If either (a) the applicable Screen Rate is not available for any Interest Period and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period or (b) a Lender or Lenders inform the Agent by written notice that the cost to it or them of obtaining matching deposits from whatever source it or they may reasonably select for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.8.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.8.2	the rate of interest on the relevant Lender's Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender's Commitment.

7.9
Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

7.10
Interest rate hedging Subject to the Master Agreement having been entered into between the Borrowers and the Swap Provider, the Borrowers may enter into one or more interest rate swaps, as approved by the Swap Provider, in order to fix the interest rate of the Loan for a period longer than twelve (12) months, PROVIDED THAT interest shall accrue and be due and payable on a quarterly basis and FURTHER PROVIDED THAT payment of the accrued interest for the last Interest Period does not exceed the Final Maturity Date.

8           Indemnities

8.1
Transaction expenses  The Borrowers will, promptly on the Agent's written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties or any of them in connection with:

8.1.1
the negotiation, preparation, printing, execution, syndication and distribution of information under this Agreement and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2
any amendment, addendum or supplement to any Finance Document (whether or not completed) (other than any amendment, addendum or supplement to any Finance Document made pursuant to Clause 14 (Assignment and Sub-Participation));

8.1.3
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessels obtained in accordance with Clauses 10.12.1); and

8.1.4	any discharge, release or reassignment of any of the Security Documents.

8.2
Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent's written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, a Tranche is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3
Break Costs The Borrowers shall pay to the Agent (for the account of each Lender) promptly on the Agent's written demand the amount of all costs, losses, premiums or penalties incurred or to be incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6

(Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred or to be incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4
Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, promptly on the Agent's written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation or Basel III (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)):

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4
the manner in which a Finance Party allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or its obligations under the Master Agreement, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement, and/or performing its obligations under this Agreement or the Master Agreement, or to cause a reduction in any amount due and payable to a Finance Party under any of the Finance Documents, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return or reduced amount. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel II Approach" means, in relation to a Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Finance Party;

"Basel III" means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text" published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

"holding company" means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7
Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) promptly on the Agent's written demand, against all losses, costs, expenses and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8
Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) promptly on the Agent's written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

8.9
Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) promptly on the Agent's written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

8.10
Taxes  The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party's overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) promptly on the Agent's written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.11
Mitigation  If circumstances arise which would, or would upon the giving of notice, result in an increased payment required to be made by the Borrowers under Clause 8.5 (Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) or Clause 17.3 (Grossing-up) then, without in any way limiting the obligations of the Borrowers under either of these clauses, the relevant Finance Party shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Finance Documents to another of its offices not affected by the circumstances which gave rise to such increased payment

9           Fees

9.1
Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a non-refundable fee computed at the rate of zero point twenty per cent (0.20%) per annum on the undrawn Commitment from time to time from the date of this Agreement until the earlier of the Drawdown Date in respect of the last Tranche to be advanced and the last Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three (3) months from the date of this Agreement and on the last Availability Termination Date.

9.2
Flat fee The Borrowers shall pay to the Agent for further distribution between the Lenders a non-refundable flat fee computed at the rate of zero point thirty per cent (0.30%) on the Maximum Loan Amount payable on the date of this Agreement and regardless of whether or not the Loan is advanced or cancelled.

9.3
Agency fee The Borrowers shall pay to the Agent (for its own account) a non-refundable agency fee in the amount of ten thousand Dollars ($10,000) payable on the first Drawdown Date and on each anniversary thereafter until expiry of the Facility Period.

10           Security and Application of Moneys

10.1
Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	first preferred or statutory (as the case may be) cross collaterized mortgages over the Vessels together with collateral deeds of covenants (if applicable);

10.1.2	first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	first priority deeds of charge over the Earnings Accounts and all amounts from time to time standing to the credit of the Earnings Accounts;

10.1.5	first priority negative pledges of all the issued shares of the Borrowers from the Pledgor;

10.1.6	a first priority deed of charge over the Master Agreement Benefits; and

10.1.7	letters of undertaking and subordination (including an assignment of Insurances) in respect of the Vessels from the Managers.

10.2
Earnings Accounts The Borrowers shall maintain the Earnings Accounts with the Security Agent for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrowers shall procure that all Earnings and any Requisition Compensation are credited to the relevant Earnings Account.

10.4	Application of Earnings Accounts The Borrowers shall procure that there is transferred from the relevant Earnings Account to the Agent:

10.4.1	on each Repayment Date in respect of a Tranche, the amount of the Repayment Instalment then due; and

10.4.2	on each Interest Payment Date, the amount of interest then due,

and the Borrowers irrevocably authorise the Agent to make those transfers.

10.5
Borrowers' obligations not affected If for any reason the amount standing to the credit of the relevant Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers' obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.6
Withdrawals Unless and until a Default occurs and the Agent shall direct to the contrary, the Borrowers may withdraw sums from their respective Earnings Account provided however that Clause 12.2.1 is complied with at any relevant time during the Facility Period.

10.7
Relocation of Earnings Accounts At any time following the occurrence and during the continuation of a Default, the Security Agent may without the consent of the Borrowers relocate either of the Earnings Accounts to any other branch of the

Security Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.8
Application after acceleration  From and after the giving of notice to the Borrowers by the Agent under Clause 13.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of either of the Earnings Accounts are immediately transferred to the Security Agent for application in accordance with Clause 10.9 (Application of moneys by Security Agent) and the Borrowers irrevocably authorise the Security Agent to make those transfers.

10.9	Application of moneys by Security Agent The Borrowers and the Finance Parties irrevocably authorise the Security Agent to apply all moneys which it receives and is entitled to receive:

10.9.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

10.9.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.9.3	by way of transfer of any sum from either of the Earnings Accounts; or

10.9.4	otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

10.9.5
first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

10.9.6
second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 15.12 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

10.9.7
third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

10.9.8
fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

10.9.9	fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to each Lender's Proportionate Share; and

10.9.10
sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them;

PROVIDED THAT any part of the Indebtedness arising out of the Master Agreement shall be satisfied only after every other part of the Indebtedness for the time being due and payable has been satisfied in full; and

PROVIDED THAT the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

10.10
Retention on account Moneys to be applied by the Security Agent under Clause 10.9 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any receiver or administrator may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrowers or any of them or any other person liable.

10.11
Additional security If at any time during the Facility Period the aggregate of the Fair Market Value of the Vessels and the aggregate minimum credit balances maintained by the Borrowers in the Earnings Accounts in accordance with Clause 12.2.1 and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.11 is less than one hundred and twenty five per cent (125%) of the Security Amount, the Borrowers shall, upon the Agent's written request, at the Borrowers' option:

10.11.1
pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be held in the Earnings Accounts and secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.11.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.11.3	prepay the Loan in the amount of the shortfall.

Clauses 5.3 (Reborrowing), 6.2.3 (Voluntary prepayment of Tranches) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.11 and the value of any additional security provided shall be determined as stated above.

10.12	Fair Market Value determination

10.12.1
For the purposes of Clause 10.11 (Additional Security), the aggregate fair market value of the Vessels shall be determined by a valuation, or if so required by the Agent at its discretion by the average of two (2) valuations (together the "Initial Valuations"), each such valuation to be obtained by one (1) or, two (2) (as the case may be) Approved Brokers nominated by the Borrowers approved by the Lenders and appointed by, and reporting to the Agent, each such valuation to be addressed to the Agent and made on the basis of a charter-free sale for prompt delivery for cash at arm's length, on normal commercial terms as between a willing buyer and a willing seller. In the event, however, that the Agent obtains two (2) Initial Valuations and the difference between the Initial Valuations if in range, in respect to the lowest value of the Vessels, determined by each of them is more than ten per cent (10%), the Agent shall obtain a third valuation from another independent and reputable shipbroker appointed by, and reporting to the Agent (the "Third

Valuation") such valuation to be addressed to the Agent and made on the basis of a charter-free sale for prompt delivery for cash at arm's length, on normal commercial terms as between a willing buyer and a willing seller and the average of the values determined by each Initial Valuation and the Third Valuation shall constitute the value of the Vessels. The Fair Market Value of the Vessels for the purposes of determining the relevant percentage referred to in Clause 10.11 (Additional Security) shall be tested no later than the date of the Drawdown Notice and on the 31st of December of each calendar year during the Facility Period or, at the Agent's discretion, at any other time during the Facility Period, and each valuation obtained by the Agent pursuant to this Clause 10.12 shall be (a) dated not earlier than thirty (30) days prior to the date the valuations are provided and (b) at the cost of the Borrowers.

10.12.2
For the purposes of Clause 3.1 (Conditions precedent), the Fair Market Value of a Vessel shall be determined in accordance with the valuation method and on the terms and conditions as set out in Clause 10.12.1.

11           Representations

11.1	Representations The Borrowers make the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement.

11.1.1
Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrowers are acting for their own account.

11.1.4
Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions subsequent).

11.1.6
Governing law and enforcement The choice of a particular law as the governing law of any Finance Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7
Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8	No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might be expected to result from the advance of a Tranche.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided.

11.1.11
Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers' knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13
Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.1.14
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.15
Environmental compliance The Borrowers comply with all applicable Environmental Laws, all required governmental approvals and all requirements relating to the establishment of financial responsibility.

11.2
Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

12           Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information and Undertakings

12.1.1
Financial statements The Borrowers procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Guarantor's financial years, the Group's annual audited consolidated financial statements for that financial year, in each case together with a Compliance Certificate, signed by the Chief Finance Officer of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) and Clause 10.11 (Additional Security) as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Guarantor under Clause 12.1.1 (Financial statements):

(a)	shall be certified by a director of the Guarantor as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor's auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3
Interim financial statements  The Borrowers shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within ninety (90) days after the end of each quarter during each of the Guarantor's financial years, the Group's consolidated unaudited quarterly financial statements for that quarter, in each case together with a Compliance Certificate, signed by the Chief Finance Officer of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) and Clause 10.11 (Additional Security) as at the date as at which those financial statements were drawn up.

12.1.4	Information: miscellaneous The Borrowers shall, and shall procure that the Guarantor shall supply to the Agent:

(a)	all documents dispatched by a Borrower or the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)
promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request and which can be provided to the Agent without breaching any rules of confidentiality including, without limitation, cash flow analyses and details of the operating costs of any Vessel.

12.1.5	Notification of default

(a)	The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.6	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. Notwithstanding the above, the Agent shall be at liberty at all times during the Facility Period to request the Borrowers to provide the Agent with any such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) in order for the Agent or that Lender to be satisfied it has "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

12.2.1
Each Borrower shall, from the relevant Drawdown Date and throughout the Facility Period, maintain in the relevant Earnings Account a credit balance of not less than two hundred thousand Dollars ($200,000) for its Vessel.

12.2.2
The Borrowers shall procure that the Guarantor shall (A) maintain from the first Drawdown Date and throughout the Facility Period Cash of not less than five hundred thousand Dollars ($500,000) for each Fleet Vessel and (B) maintain the following financial ratios on a consolidated basis throughout the Facility Period:

12.2.2.1	Adjusted Net Worth shall not be less than one hundred and fifty million Dollars ($150,000,000); and

12.2.2.1	Adjusted Net Worth shall exceed twenty five per cent (25%) of the Total Assets.

For the purposes of this Clause 12.2:

"Accounting Information" means the quarterly consolidated financial statements and/or the annual consolidated financial statements to be provided by the Guarantor to the Agent in accordance with Clauses 12.1.1 and 12.1.3.

"Accounting Period" means each consecutive period of approximately three months falling during the Facility Period (ending on the last day in March, June, September and December of each year) for which quarterly Accounting Information is required to be delivered pursuant to Clause 12.1.3.

"Adjusted Net Worth" means, in respect of an Accounting Period, the amount of Total Assets less Debt.

"Cash" means cash in bank accounts which is not subject to any charge back or other Encumbrance and to which a Borrower or the Guarantor (as the context requires) has free, immediate and direct access.

"Current Assets" means, in respect of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent Accounting Information.

"Debt" means, in respect of an Accounting Period, in relation to any member of the Group (the "debtor"):

(a)	any Financial Indebtedness of the debtor;

(b)	liability of any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)
contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the Accounting Information;

(d)	any deferred tax of the debtor; and

(e)
liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) above if the references to the debtor referred to the other person.

"Fleet Vessels" means any vessel directly or indirectly owned by the Group, excluding however any vessels which are at any given time during the Facility Period under construction and not yet delivered to the relevant Subsidiary.

"Tangible Fixed Assets" means, in respect of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all the assets of the Group which would, in accordance with GAAP, be classified as tangible fixed assets, namely items held for ongoing use to the business of the Group including, without limitation, any land, plant, machinery and vessels as such value is stated in the then most recent Accounting Information Provided that, for the purposes of determining compliance with the covenants set forth in Clause 12.2.2, the value of such tangible fixed assets attributable to the Fleet Vessels shall be equal to the aggregate Fair Market Value of such Fleet Vessels rather than the value of such Fleet Vessels as stated in the then most recent Accounting Information.

"Total Assets" means, in respect of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets.

12.2.3	General undertakings

12.2.4	Authorisations The Borrowers shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.2.5
Compliance with laws Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.2.6
Conduct of business Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.2.7
Evidence of good standing The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party (other than the Guarantor) remain in good standing.

12.2.8
Negative pledge and no disposals Neither Borrower shall without the prior written consent of the Agent create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking.

12.2.9	Merger Neither Borrower nor the Guarantor shall without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction.

12.2.10
Change of business or corporate structure Neither Borrower nor the Guarantor shall without the prior written consent of the Lenders make any substantial change to (a) the general nature of its business from that carried on at the date of this Agreement or (b) the corporate structure of the Borrowers as at the date of this Agreement.

12.2.11	No other business Neither Borrower shall without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of its Vessel.

12.2.12
No borrowings Neither Borrower shall without the prior written consent of the Agent borrow any money (except for the Loan and normal trade credit in the ordinary course of business) nor incur any obligations under leases.

12.2.13
Subordination of shareholder loans The Borrowers shall procure that any shareholder loans and/or inter company borrowings or other indebtedness permitted by the terms of this Agreement are fully subordinated to the

12.2.14
No substantial liabilities Except in the ordinary course of business, no Borrower shall without the prior written consent of the Agent incur any liability to any third party which is in the Agent's opinion of a substantial ature.

12.2.15
No loans or other financial commitments Neither Borrower shall without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made or guarantees or indemnities from time to time required by any protection and indemnity or war risks association in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

12.2.16
No dividends or reduction of share capital Neither Borrower shall without the prior written consent of the Agent (A) pay or declare any dividends or make any other distributions to shareholders provided however that a Borrower may pay or declare dividends or make distributions to the Guarantor if no Event of Default has occurred and is continuing at the time of such payment or declaration or distribution or would occur as a result thereof or (B) issue any new shares or (C) reduce its share capital as at the date of this Agreement.

12.2.17	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.2.18	Transactions with affiliated companies Neither Borrower shall without the prior written consent of the Agent, enter into any transactions (except on arm's length terms) with any affiliated companies.

12.2.19	No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any material, in the Agent's opinion, term of, any of the Relevant Documents which are not Finance Documents.

12.2.20
No change in ownership and control Each Borrower undertakes that its ownership shall remain unchanged at all times throughout the Facility Period and shall not permit any change thereof without the prior written consent of the Agent.

12.2.21
Ownership of the Guarantor The Borrowers shall procure that, at all times during the Facility Period, the Shareholder shall (a) remain the major legal owner or ultimate beneficial owner of the Guarantor (excluding any financial institution acting as a passive investor) and (b) hold an executive position within the management structure of the Guarantor.

12.2.22	No Subsidiaries Neither Borrower shall without the prior written consent of the Agent form or acquire any Subsidiaries.

12.2.23
No dealings with Master Agreement  Neither Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

12.3	Vessel undertakings

12.3.1	No sale of Vessel Neither Borrower shall sell or otherwise dispose of its Vessel or any shares in its Vessel nor agree to do so without the prior written consent of the Agent.

12.3.2
No chartering after Event of Default Following the occurrence and during the continuation of an Event of Default neither Borrower shall without the prior written consent of the Agent let its Vessel on charter or renew or extend any charter or other contract of employment of its Vessel (nor agree to do so).

12.3.3
No change in management Each Borrower shall procure that, without the prior written consent of the Lenders, there shall be no termination of, alteration to, or waiver of any material, in the Agent's opinion, term of, the Management Agreement in respect of its Vessel and neither Borrower shall without the prior written consent of the Agent permit the Managers to sub-

contract or delegate the commercial or technical management of its Vessel to any third party.

12.3.4
Registration of Vessel  Each Borrower undertakes to maintain the registration of its Vessel under an Approved Flag for the duration of the Facility Period and shall not change its Vessel's flag unless with the Lenders' prior written consent (such consent not to be unreasonably withheld).

12.3.5
Evidence of current COFR Each Borrower will, if and for so long as its Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain and retain a valid Certificate of Financial Responsibility for its Vessel under that Act, will provide the Agent with evidence of that Certificate, and will comply strictly with the requirements of that Act.

12.3.6	ISM Code compliance Each Borrower will:

(a)	procure that its Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for its Vessel throughout the Facility Period and provide a copy to the Agent;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Agent; and

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of its Vessel or of the DOC of the ISM Company.

12.3.7	ISPS Code compliance Each Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to its Vessel and procure that its Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of its Vessel.

12.3.8	Annex VI compliance Each Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to its Vessel and procure that its Vessel's master and crew are familiar with, and that its Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of its Vessel.

12.3.9
Class Each Vessel shall be classed with a classification society acceptable to the Lenders and, commencing from the relevant Delivery Date shall be classed with China Classification Society (CCS) on a dual basis with the highest class without any material overdue recommendations or adverse notations and neither Borrower shall without the prior written consent of the Lenders change the class of its Vessel.

12.3.10
Environmental Laws All Environmental Laws applicable to a Vessel shall be complied with in all material respects and all material consents, licenses and approvals required under such Environmental Laws shall be obtained and complied with in all material respects.

13           Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2
Other obligations A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if:

(a)
the failure to comply is capable of remedy and does not relate either to the Insurances or to compliance with Clause 10.11 (Additional security) and is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply; or

(b)	the failure to comply relates to a Charter and, if it is capable of remedy is remedied within seven (7) Business Days of the Borrowers becoming aware of such failure to comply.

13.1.3
Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4
Cross default Any Financial Indebtedness of any Security Party or any other member of the Group is not paid when due or any Financial Indebtedness of any Security Party or any other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or any other member of the Group of a voluntary right of prepayment), or any creditor of any Security Party or any other member of the Group becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any Security Party or other member of the Group relating to Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or any other member of the Group shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of the relevant Security Party or of the relevant member of the Group to pay its debts as they fall due and fund its commitments or any guarantee given by any Security Party or any other member of the Group in respect of the Financial Indebtedness is not honoured when due and called upon Provided that the amount or aggregate amount at any one time, of all Financial Indebtedness of any Security Party or any other member of the Group in relation to which any of the foregoing events shall have occurred and be continuing, is equal to or greater than five million Dollars ($5,000,000) or its equivalent in the currency which the same is denominated or payable. For the avoidance of doubt, for the purpose of this Clause 13.1.4 references to Financial Indebtedness shall exclude the Indebtedness.

13.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within seven (7) days.

13.1.8
Change in ownership of a Borrower or the Guarantor (a) There is any change in the ownership of a Borrower or (b) the Shareholder ceases to be the major legal owner or ultimate beneficial owner of the Guarantor (excluding any financial institution acting as a passive investor), from that advised to the Agent by the Borrowers at the date of this Agreement.

13.1.9
Repudiation etc A Security Party or any other person (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

No Event of Default under this Clause 13.1.9 will occur if the repudiation is in relation to a Charter and such repudiation is beyond the control of the relevant Borrower and, if it is capable of remedy is remedied within seven (7) Business Days of the Borrowers becoming aware of such repudiation.

13.1.10
Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party.

No Event of Default under this Clause 13.1.10 will occur if the impossibility or illegality is in relation to a Charter or a Management Agreement and such impossibility or illegality is beyond the control of the relevant Borrower and, if it is capable of remedy is remedied within seven

(7) Business Days of the Borrowers becoming aware of such impossibility or illegality.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12
Revocation or modification of authorization Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

No Event of Default under this Clause 13.1.12 will occur if the revocation or modification of authorisation is in relation to a Charter or a Management Agreement and such revocation or modification of authorisation is beyond the control of the relevant Borrower and, if it is capable of remedy is remedied within seven (7) Business Days of the Borrowers becoming aware of such revocation or modification of authorisation.

13.1.13
Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15
Loss of Vessel A Vessel suffers a Total Loss or is otherwise destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 13.1.15 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	that Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and twenty (120) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

13.1.16
Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.17
War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18
Master Agreement termination A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.1.19	Notice of termination The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20
Material adverse change Any event or series of events occurs which, in the opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.1.21
Arrest A Vessel is arrested or detained or seized by any person other than any government or persons acting on behalf of any government and not released and returned to the possession of the relevant Borrower within fifteen (15) Business Days after the arrest or detention or seizure in question.

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrowers cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14           Assignment and Sub-Participation

14.1
Lenders' rights A Lender may (A) without the Borrowers' prior written consent and so long as such assignment does not result in any additional cost to the Borrowers, assign any of its rights under this Agreement to any of its branches, wholly owned subsidiaries and affiliates or (B) subject to the Borrowers' prior written consent (such consent not to be unreasonably withheld or delayed), assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other bank or financial institution or, in each case (for the purpose of a securitisation of that Lender's rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of its Commitment.

14.2
Borrowers' co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable.

14.3
Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary "Know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4
Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1
to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1 ; and

14.4.3
the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender with the rights and obligations transferred to it as a result of the transfer

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of two thousand Dollars ($2,000).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

14.5
Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender's rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender's rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7
Securitisation A Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

15           The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1
Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2
Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3
The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

15.1.4
Except where the context otherwise requires or where expressly provided to the contrary, references in this Clause 15 to the "Agent" shall mean the Agent and the Security Agent individually and collectively and references in this Clause 15 to the "Finance Documents" or to any "Finance Document" shall not include the Master Agreement.

15.2	Authority Each of the other Finance Parties irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1	to execute on its behalf any Finance Document (other than this Agreement) and any variation or amendment of any Finance Document (including this Agreement);

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4
acting on the unanimous instructions from time to time of the Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions (including, without limitation, determining matters to be acceptable to or agreed by the Agent) under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3
Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1
the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrowers' obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	reduce the Margin; nor

15.4.4	change the meaning of the expression "Majority Lenders"; nor

15.4.5	change the order of application of any moneys set out in this Agreement; nor

15.4.6
exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders or dependent on the instructions of all the Lenders; nor

15.4.7	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.8	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.9	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.10	agree to change this Clause 15.4;

and any amendment or waiver which relates to any of the matters referred to in this Clause 15.4 shall not be entered into by the Agent until all the Lenders have agreed its terms.

15.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent's gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1
it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent's rights The Agent may:

15.8.1
assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders or the Majority Lenders (as the case may be) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent's duties The Agent shall:

15.9.1
if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11
Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party's subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12
Indemnity The Lenders shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent's gross negligence or wilful misconduct.

15.13
Employment of agents  In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14
Distribution of payments The Agent (which term shall not for the purposes of this Clause 15.14 include the Security Agent) shall pay promptly to the order of each Finance Party every sum of money received by the Agent pursuant to the Finance Documents for that Finance Party and until so paid such amount shall be held by the

Agent on trust absolutely for that Finance Party. If the Agent receives a sum of money which is insufficient to discharge all the amounts then due and payable to every Finance Party under any one or more of the Finance Documents, the Agent shall apply that sum in accordance with the order set out in Clauses 10.9.5 to 10.9.10 inclusive (Application of moneys by Security Agent) but as if references in those Clauses to the "Finance Documents" or to any "Finance Document" did not include the Master Agreement and as if the first Proviso to those Clauses were deleted.

15.15
Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

15.16
Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender's  Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the "Excess Amount") then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of Clause 15.14 (Distribution of payments).

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders (as the case may be) each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent's request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders (as the case may be) if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20
"Know your customer" checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21
Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1
the Lenders may within thirty (30) days after the date of the Agent's notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4
the Agent's successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22
No fiduciary relationship Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16           Set-Off

16.1
Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2
Master Agreement rights The rights conferred on the Swap Provider by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

17           Payments

17.1
Payments Each amount payable by a Borrower under a Finance Document (other than the Master Agreement) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2
No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document (other than the Master Agreement) shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, under a Finance Document (other than the Master Agreement), the Borrowers will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4
Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document (other than the Master Agreement), that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5
Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6
Control account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers' obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17.7
Clawback The Agent shall have no liability to pay any sum to the Borrowers until it has itself received payment of that sum. If, however, the Agent does pay any sum to the Borrowers on account of any amount prospectively due to the Borrowers pursuant to Clause 4 (Advance) before it has itself received payment of that amount, the Borrowers will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18           Notices

18.1
Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter (except for any notification given by the Agent to The Export-Import Bank of China under Clause 4.2 which shall be given by authenticated swift message).

18.2
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrowers, at do Diana Shipping Services S.A., Pendelis 16, 175 64 Palaio Faliro, Athens, Greece (fax no: +30 210 9470101) marked for the attention of Mr Andreas Michalopoulos;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1, Part I (The Lenders and the Commitments);

18.2.3	in the case of each Arranger, those appearing opposite its name in Schedule 1, Part II (the Arrangers);

18.2.4	in the case of the Agent, 20 St. Dunstan's Hill, London EC3R 8HY, England (fax no: +44 207 283 5935) marked for the attention of Credit Middle Office & Agency;

18.2.5	in the case of the Swap Provider, 20 St. Dunstan's Hill, London EC3R 8HY, England (fax no: +44 207 283 5935) marked for the attention of Shipping, Offshore & Logistics; and

18.2.6	in the case of the Security Agent, 20 St. Dunstan's Hill, London EC3R 8HY, England (fax no: +44 207 283 5935) marked for the attention of Credit Middle Office & Agency;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 18.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

18.4
Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19           Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20           Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21           Joint and several liability

21.1
Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

21.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

21.1.2	any amendment, variation, novation or replacement of any other Finance Document;

21.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

21.1.4	the winding-up or dissolution of any other Borrower or any other Security Party;

21.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

21.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

21.2
No rights as surety  Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

21.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

21.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

21.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

21.2.5
unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

22           Miscellaneous

22.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

22.2
Further assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

22.3
Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

22.4
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

22.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

22.6
Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22.7
Disclosure Each Borrower irrevocably authorises, and shall procure that each of the other Security Parties authorises, each Finance Party to disclose from time to time any information relating to the Security Parties, the Loan, the Commitments, the Earnings Accounts, the Relevant Documents and the Vessels to (a) any private, public or internationally recognised authorities, (b) any Finance Party's head office, branches, affiliates and professional advisors, (c) any other parties to the Finance Documents, (d) rating agencies or their professional advisors, (e) any person with whom any Finance Party proposes entering into, or has entered into, contractual relations in connection with the Loan or any Commitment.

23           Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3
Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4
Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

23.5.1
irrevocably appoints Nicolaou & Co. Chartered Accounts, 25 Heath Drive Potters Bar. Herts, EN6 1 EN, London, England for the attention of Mr Antonis Nicolaou as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Arrangers

Part I: The Lenders and the Commitments

The Lenders	The Commitments

The Export-Import Bank ofChina	$24,000,000
No.30, FuXingMenNei Street, XiCheng District Beijing100031, The People's Republic ofChina (fax no: +86 10 8357 8428/29) marked for the attention of: Transport Finance Department

DNB BANK ASA	$6,000,000
20 St. Dunstan's Hill,London EC3R 8HY, England (fax no: +44 207 283 5935) marked for the attention of: Shipping, Offshore & Logistics

Part II: The Arrangers

The Export-Import Bank of China

No.30, FuXingMenNei Street, XiCheng District

Beijing100031, The People's Republic ofChina

(fax no: +86 10 8357 8428/29)

marked for the attention of: Transport Finance Department

DNB BANK ASA

20 St. Dunstan's Hill,London EC3R 8HY, England
(fax no: +44 207 283 5935)
marked for the attention of: Shipping, Offshore & Logistics

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent

1           Security Parties

(a)
Constitutional Documents  Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Specimen signatures A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(e)
Shareholder resolutions  A copy of a resolution signed by all the holders of the issued shares in each Security Party (other than the Guarantor), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)
Officer's certificates  A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(g)
Evidence of registration  Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2           Security and related documents

(a)	Vessel documents

(A)	Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of:

(i)	the Building Contract;

(ii)
such documents as the Agent may reasonably require to evidence the nomination of or novation in favour of (as the case may be) the Borrower as purchaser of the Vessel pursuant to the Building Contract;

(iii)	the builder's certificate and/or bill of sale transferring title in the Vessel to the relevant Borrower free of all encumbrances, maritime liens or other debts;

(iv)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract;

(v)	the commercial invoice issued by the Builder in respect of the final contract price of the Vessel;

(vi)	the declaration of warranty issued by the Builder to the Borrower pursuant to the Building Contract;

(vii)	any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date including, without limitation, the Charter;

(viii)	the Management Agreement;

(ix))	the Vessel's current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(x)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(xi)	the Vessel's current SMC;

(xii)	the ISM Company's current DOC;

(xiii)	the Vessel's current ISSC;

(xiv)	the Vessel's current IAPPC;

(xv)	the Vessel's current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)
Evidence of Borrower's title  Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under an Approved Flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)
Evidence of insurance  Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)
Confirmation of class  A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register and on a dual basis with China Classification Society or such other classification society as may be acceptable to the Agent free of material overdue recommendations or adverse notations, in case case affecting class.

(e)
Valuations Two valuations of the Vessel from Approved Brokers acceptable to the Agent addressed to the Agent to be issued in accordance with the requirements of Clause 10.12.2 (Fair Market Value determination) certifying the Fair Market Value of the Vessel in order for the Lenders to assess compliance with Clause 10.11 (Additional Security) and determine the Maximum Tranche Amount.

(h)
Security Documents The Mortgage, the Assignment and the Managers' Undertaking in respect of the Vessel, the Guarantee, the Account Charges, the Negative Share Pledges and any other Credit Support Documents, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Security Agent may require.

(i)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(j)
Equity contribution Evidence of full payment to the Builder of any part of the Contract Price of the Vessel under the relevant Building Contract which is payable on or before the relevant Drawdown Date and which is not being financed by the Loan.

(k)	Cash balance Evidence satisfactory to the Agent that the Borrowers are in compliance with the financial covenant of Clause 12.2.1.

(l)	Other Relevant Documents Copies of each of the Relevant Documents, including the Shareholder Letter, not otherwise comprised in the documents listed in this Part I of Schedule 2.

(k)	Evidence of Permitted Encumbrance Evidence, in form and substance acceptable to the Agent in its discretion, of any Permitted Encumbrance which is outstanding on the Drawdown Date.

3.           Legal opinions

(a)	If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than

England and Wales, a legal opinion of the legal advisers to the Agent in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.

4           Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorizations  A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements of each Borrower and the Guarantor.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(f)
"Know your customer" documents  Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents, including (without limitation) documentation in relation to the Borrowers, the Guarantor's signatories to the Finance Documents, directors and the Shareholder.

(g)	Tax assurance Evidence satisfactory to the Agent that any withholding tax will be paid or that any required application to the tax authorities has been sent or will be sent by the Borrowers.

Part II: Conditions subsequent

1.
Evidence of Borrower's title  Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Approved Flag confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2.
Letters of undertaking  Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3.	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2.

4.	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

5.	Master's receipt If applicable, the master's receipt for the Mortgage.

SCHEDULE 3: Calculation of Mandatory Cost

1
The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Conduct Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Loan from that office.

4.	The Additional Cost Rate for any Lender lending from an office in theUnited Kingdom will be calculated by the Agent as follows:	0

(a)           where the Loan is denominated in sterling:

BY + S(Y - Z) + F x 0.01 per cent per annum
100 - (B + S)

(b)           where the Loan is denominated in any currency other than sterling:

F x 0.01 per cent per annum
300
where:

B
is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

Y
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an overdue amount, the additional rate of interest specified in Clause 7.7 (Default interest)) payable for the relevant Interest Period on the Loan;

S	is the percentage (if any) of eligible liabilities which that Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England;

Z	is the interest rate per annum payable by the Bank of England to that Lender on special deposits; and

F
is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

5	For the purpose of this Schedule:

(a)	"eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	"fee base" has the meaning given to it in the Fees Regulations;

(c)
"Fees Regulations" means the regulations governing periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

6
In the application of the formula B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5. x 15. Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

7
If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

8
If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrowers of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrowers.

SCHEDULE 4: Form of Drawdown Notice

To:	DNB BANK ASA
From:	Erikub Shipping Company Inc.
Wotho Shipping Company Inc.

[ ] 20[ ]
Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                           2013 made between, amongst others, ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance Tranche [A]/[B] in the sum of [                                      ] to us on                     20  , which is a Business Day, by paying the amount of that Tranche in accordance with the terms of the relevant Building Contract for hull no. [H2528]/[H2529].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on                    20  ,that no Default has occurred and is continuing, and that no Default will result from the advance of the Tranche requested in this Drawdown Notice.

We select the period of [                                           ] months as the first Interest Period.

Yours faithfully

…………………….

For and on behalf of

Erikub Shipping Company Inc.
Wotho Shipping Company Inc.

SCHEDULE 5: Form of Transfer Certificate

To:           DNB BANK ASA

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the "Loan Agreement") dated                    2013, on the terms and subject to the conditions of which a secured loan facility of up to $30,000,000 was made available to Erikub Shipping Company Inc. and Wotho Shipping Company Inc. on a joint and several basis by a syndicate of banks on whose behalf you act as agent, bookrunner and security agent.

1
Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms "Transferor" and "Transferee" are defined in the schedule to this certificate.

2           The Transferor:

2.1	confirms that the details in the Schedule under the heading "Transferor's Commitment" accurately summarise its Commitment; and

2.2
requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor's Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3
The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5.	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6
Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7
The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8
The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2
support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

C
THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor's Commitment:.

5	Amount transferred:

6	Transferee's address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date: Date:

DNB BANK ASA as Agent

By:

Date:

SCHEDULE 6: Form of Compliance Certificate

To:	DNB BANK ASA
From:	DIANA SHIPPING INC.

Dated:

Dear Sirs

Erikub Shipping Company Inc. and Wotho Shipping Company Inc - Loan Agreement dated [ ] 2013 (the "Agreement")

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

We maintain Cash of not less than five hundred thousand Dollars ($500,000) for each Fleet Vessel;

Each Borrower maintains in the relevant Earnings Account a credit balance of not less than two hundred thousand Dollars ($200,000);

The Adjusted Net Worth is equal to [one hundred and fifty million Dollars ($150,000,000)]; and

The Adjusted Net Worth is equal to [twenty five] per cent ([25%]) of the Total Assets.

We also confirm that the Borrowers are in compliance with Clause 10.11 (Additional Security) [and that no Default is continuing.]

Signed:	………………………………
Chief Financial Officer Of DIANA SHIPPING INC.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

	SIGNED by ANDREAS MICHALOPOULOS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ ANDREAS MICHALOPOULOS
	ERIKUB SHIPPING COMPANY INC.	)
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by ANDREAS MICHALOPOULOS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ ANDREAS MICHALOPOULOS
	WOTHO SHIPPING COMPANY INC.	)
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by DAVID CHRISTOPHER ROLLS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ DAVID CHRISTOPHER ROLLS
DNB BANK ASA (as Lender))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by Li Zhongyuan	)
	as duly authorized signatory	)
	for and on behalf of	)	/s/ LI ZHONGYUAN
THE EXPORT-IMPORT BANK OF CHINA (as Lender))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by DAVID CHRISTOPHER ROLLS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ DAVID CHRISTOPHER ROLLS
DNB BANK ASA (as an Arranger))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by Li Zhongyuan	)
	as duly authorized signatory	)
	for and on behalf of	)	/s/ LI ZHONGYUAN
THE EXPORT-IMPORT BANK OF CHINA (as an Arranger))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by DAVID CHRISTOPHER ROLLS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ DAVID CHRISTOPHER ROLLS
DNB BANK ASA (as the Agent))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by DAVID CHRISTOPHER ROLLS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ DAVID CHRISTOPHER ROLLS
DNB BANK ASA (as the Swap Provider))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160

	SIGNED by DAVID CHRISTOPHER ROLLS	)
	as duly authorized attorney-in-fact	)
	for and on behalf of	)	/s/ DAVID CHRISTOPHER ROLLS
DNB BANK ASA (as the Security Agent))
	in the presence of:	)

Witness signature:	/s/ Antonelle Kandis
Name: Antonelle Kandis
Address: STEPHENSON HARWOOD LLP
ARISTON BUILDING
2 FILELLINON STR. & AKTI MIAOULI
PIRAEUS 18536
VAT. NO. 998711156
TEL. 210 4295 160